EXHIBIT 99.1

Chemung Canal Names New Management Team Member

Hazelton to join as Retail Banking Executive

ELMIRA, N.Y., Aug. 17, 2016 (GLOBE NEWSWIRE) -- Chemung Canal Trust Company (the “Bank”), subsidiary of Chemung Financial Corporation (Nasdaq:CHMG), today announced the appointment of Kimberly A. Hazelton as Executive Vice President of Retail Client Services. Ms. Hazelton joined the Bank earlier this week.

A photo accompanying this announcement is available at http://www.globenewswire.com/NewsRoom/AttachmentNg/ff9381da-ad1e-4b30-8a7a-ec7735e4e865

A native of Broome County, Ms. Hazelton has 30 years of banking experience and has served in senior management positions with NBT, Fifth Third Bank and TD Bank.  In 2014 she relocated back to New York State and has most recently served as the Chief Operations Officer of Alternatives Federal Credit Union in Ithaca, NY.

“We are excited to have Kim join our management team,” said Anders M. Tomson, President of Chemung Canal Trust Company.  “She has a wealth of banking experience and will bring a unique perspective, after having served in leadership roles with community banks and large banking companies,” Tomson added.

Ms. Hazelton will oversee Retail Client Services which includes 33 full service branches, and the residential and consumer lending operations of the Bank.

A resident of Cayuga County, just outside of Ithaca, Ms. Hazelton is active in the MADD program and she serves as Board Member of Habitat for Humanity of Tompkins and Cortland counties.

Established in 1833, Chemung Canal Trust Company, a full service community bank with full trust powers, is the oldest, locally-owned and managed community bank in New York State, with offices located in 11 counties in New York State and Bradford County in northern Pennsylvania.

Media Contact:
Michael J. Wayne
Senior Vice President
(607) 737-3762
mwayne@chemungcanal.com